Exhibit 10.16

EMPLOYMENT AND ARBITRATION AGREEMENT

This Employment Agreement is entered into as of , 2006 (the “Effective Date”), by and between World Heart Inc, (“COMPANY”), and Petrus Jansen (“Employee”).

WHEREAS, COMPANY desires to employ Employee as of the Effective Date and Employee desires to accept employment with COMPANY on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, COMPANY and Employee agree as follows:

Employment and Duties.  During the Employment Period (as defined in paragraph 2 below), Employee will be performing all applicable duties customary to his position on behalf of COMPANY.  The duties of Employee shall include, but not be limited to, the position of Chief Medical Officer (CMO):

•                  Responsible for acting as the medical liaison between World Heart Corporation and the medical community.  This pertains to heart failure cardiologists and cardiac surgeons active in the field of Ventricular Assist Devices (VAD).

•                  Most senior executive responsible for the overall clinical trials/research and data collection functions.  Interacts with various inside/outside groups to oversee clinical trials research.

•                  Participate in FDA interactions in support of WorldHeart’s Investigational Device Exemption (IDE) studies and active development projects.

•                  Partner with Key Opinion Leaders to enhance therapy adoption of VADs as an alternative for end stage heart failure patients.  Attend major medical conventions in order to obtain information pertinent to WorldHeart’s business.

•                  Responsible for clinical training programs ensuring that WorldHeart products are used according to product labeling and instructions for use.  Foster best demonstrated practices with VADs to improve clinical outcomes.

•                  Reports to the President and CEO and is a member of the Executive Management Team. Assists in the formulation of current and long-range strategies, plans and objectives of the Corporation.

•                  Direct management of the following departments/groups:  Clinical Affairs (1 Director), Clinical and Technical Support (1 Director) and World Heart BV (European Operations — 2 Directors).  Manage, develop and execute departmental budgets appropriate to build company value.

1.     Term of Employment.  COMPANY agrees to employ Employee, and Employee agrees to work for an initial term of eighteen months from the Effective Date. Company may terminate Employee prior to the expiration of the term for just cause which is defined as follows: (1) Employee’s willful refusal to comply with a lawful instruction or direction from the President or CEO or the Board of Directors, or (2) Employee’s conviction of any offense involving an act of moral turpitude, or (3) Employee’s commission of race, sex, national origin, religion, disability, age-based or other illegal discrimination, or an act of sexual harassment, provided that such determination is made in good faith  by the Company, or (4) conduct that would, absent any contrary express agreement, entitle the Company to terminate the Employee’s employment with the Company without any notice or compensation in lieu of notice. At the end of the initial eighteen month term described herein, Employee’s continued

employment with COMPANY shall have no express term and shall be “at will”, and either he or the COMPANY may terminate his employment with or without notice or reason.

2.     Place of Employment.  Employee’s services shall be performed at the COMPANY’S U.S. office and away therefrom as required. Employee specifically acknowledges that Employee may be required to travel in connection with the performance of his/her duties hereunder.  Relocation to California will take place within 3 calendar months after the effective date.

3.     Wages and Other Compensation.

(a)   WAGES: For all services to be rendered by Employee pursuant to this Agreement, COMPANY agrees to pay Employee, during the Employment Period an annual salary of $205,000.00 Dollars (the “Salary”) payable bi-weekly. The Salary shall commence upon the first day of the calendar month after Employee has relocated to California.

(b)   RELOCATION EXPENSES:  In addition to Employee’s wages, the Company shall pay Employee Relocation Expenses not to exceed $50,000, including: (a) compensation for the sale of Employee’s personal residence in an amount of 5% of the sales price of his current residence or 7% of the purchase price for a new residence in California, whichever amount is less. As used herein, the purchase price or sale price shall be the gross sale or purchase amount prior to any reduction for commissions, repairs or other deductions related to the transaction; (b) Incidentals expenses; (c) reimbursement for temporary housing if needed; (d) reimbursement for moving expenses actually incurred in the movement of Employee’s personal possessions.  Employee agrees to reimburse Company for any Relocation Expenses received if Employee elects to terminate his employment prior to the end of the eighteen month term.  Employee acknowledges that he is responsible for all taxes, if any, related to the foregoing Relocation Expense compensation.

(c)   CHANGE OF CONTROL:  It is agreed by the COMPANY that if Employee is terminated after a change of control of the COMPANY, but prior to the expiration of the eighteen month term, Employee shall be paid for the remainder of the term as a severance payment in connection with the termination.”Change of Control” shall mean 50% or more of the Voting Shares of the Company become owned beneficially by a person or group of persons acting jointly or in concert.

(d)  SERVICE CREDIT:    Employee’s service credits shall accrue from his original date of hire by WorldHeart Corporation in the Netherlands which began on February 1, 2004.

4.     Proprietary Rights Agreement.  Employee shall remain bound by his previously executed Proprietary Rights Agreement executed on December 9, 2003.

5.     Representations and Warranties.  Employee represents and warrants that his execution of this Agreement, his employment with COMPANY, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer (or other person or entity), including any obligations with respect to proprietary or confidential information of any other person or entity.  Employee agrees that he will not use for the benefit of, or disclose to,

Employer any confidential information belonging to any former employer or other entity unless he has written permission from the employer or entity to do so (or if Employer has been granted such permission).

6.     Benefits.

A.                                   Paid Holidays.  COMPANY will pay Employee for the following holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, Christmas Day and Four Company paid floating days, to be scheduled annually at the discretion of the Company.

B.                                     Paid Time Off. Employee shall earn paid time off in the form of vacation and sick leave.  Employee shall accrue 20 days per year to be used in accordance with the COMPANY’S written Vacation Policy.  Employee shall be allotted sick leave as provided in the COMPANY’S written Sick Leave Policy.

C.                                     Health Insurance—as per plan documents.

D.                                    401K—as per plan documents.

E.                                      Stock Options. Employee may elect to participate in COMPANY’s Stock Option Plan as eligible, and as consistent with the terms and conditions of the Plan.

7.     Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Alameda County, California, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration.  In the event the parties cannot agree on such arbitrator within such 10-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator’s name and address within 5 days after the end of such 10-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute.  Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and COMPANY will pay the expenses of the jointly selected arbitrator.  The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction there over.  Punitive damages shall not be awarded.

8.     Assignment.  This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns.  This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that COMPANY may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve COMPANY of its obligations hereunder.  If Employee should die while any amounts are still payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

9.     Notices.  For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Arent Janszoon Ernststraat 893
1081 HL Amsterdam
The Netherlands

If to COMPANY:	World Heart Inc.
7799 Pardee Lane
Oakland, California
94621

Attention: Monica Lippis, Director of Human Resources
Facsimile number: 510 563-5003

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.  Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed and deposited as provided above.

10.   Integration.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to the Netherlands Employment Contract.  No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

11.   Waiver.  Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof.  Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

12.   Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.   Headings.  The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

14.   Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, as of the day and year first above written.

Employee	WORLD HEART, INC.

/s/ Petrus GM Jansen	/s/ Jal S. Jassawalla

Petrus GM Jansen	Jal S. Jassawalla, President & C.E.O.